Colorado Secretary of State
Date and Time: 12/25/2010 01:57 PM
ID Number: 20101694823
Document number: 20101694823
Amount Paid: $50.00
Fees and forms/cover sheets are subject to change.
To access other information or print copies of filed documents, visit www.sos.state.co.us and select Business Center.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Incorporation
(for a Profit Corporation}
Filed pursuant to Sec 7-102-101 and Sec 7-102-102 of the Colorado Revised Statutes (C.R.S.)

1. The domestic entity name for the corporation is: Somnus Corporation.

(The name of a corporation must not contain the term or abbreviation "corporation", "incorporated", "company", "limited" "corp.", "inc.",  co. or tltd.". See Sec 7-90601, C.R.S. If the corporation is a professional or special purpose corporation, other law may apply.)(Caution: The use of certain terms or abbreviations are restricted by law. Read instructions for more information.)

2. The principal office address of the corporation's initial principal office is:

3631 East 7th Avenue Parkway
Denver, CO 80206
 United States

Mailing address:
79860 Tangelo
La Quinta, CA 92253
United States

3. The registered agent name and registered agent address of the corporation's initial registered agent are:
Name
Tucker, Ronald S
3631 E 7th Avenue Parkway
Denver    CO        92253

Mailing address
(leave blank if same as street address) (Street number and name or Post Office Box information)

(The following statement is adopted by marking the box.)
_X_The Person appointed as registered agent above has consented to being so appointed.

4.  The true name and mailing address of the incorporator are:

Name
Tucker  Ronald S.
79860 Tangelo
La Quinta CA 9225
United States

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

The corporation has one or more additional incorporators and the name and mailing address of each additional incorporator are stated in an attachment.

5. The classes of shares and number of shares of each class that the corporation is authorized to issue are as follows.

_X_  The corporation is authorized to issue 150,000,000 common shares that shall have unlimited voting rights and are entitled to receive the net assets of the corporation upon dissolution.

_X_(If the following statement applies, adopt the statement by marking the box and include an attachment.)

Additional information regarding shares as required by section 7-106-101, C.R.S., is included in an attachment.

(Caution: At least one box must be marked. Both boxes may be marked, if applicable.)

6.  (If the following statement applies, adopt the statement by marking the box and include an attachment)

_X_  This document contains addition information as provided by law.

7.  (Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are.  (mm/dd/yyyy hour:minute am/pm)

Notice:
Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is named in the document as one who has caused it to be delivered.

8.  The true name and mailing address of the individual causing the document to be delivered for filing are:

Tucker  Ronald S
79860 Tangelo
La Quinta  CA       92253
United States

This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

ATTACHMENT TO ARTICLES OF INCORPORATION

FOR SOMNUS CORPORATION

Paragraph 12 and 13 of the original Articles of Incorporation filed on March 29, 2006, is amended as follows:

12.  Capital Stock

The aggregate number of shares of all classes of capital stock that this corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares of common stock, no par value, (the "Common Stock") and Ten Million (10,000,000) shares of preferred stock, no par value (the "Preferred Stock").

Section (a) Common Stock - Voting

When, with respect to any action to be taken by the holders of Common Stock, the Colorado Corporation Code requires the vote or concurrence of the holders of two-thirds of the outstanding shares of Common Stock. Notwithstanding such provision, approval shall result from the vote or concurrence of a majority of such shares.

Section (b) Cummulative

The shareholders shall be entitled to cumulative voting in the election of directors.

Section (c) Preferred Shares

The number of series, relative rights, preferences, privileges and restrictions granted to or imposed upon the preferred shares are to be determined by the board of directors.

13. Additional Provisions

    A. PREEMPTIVE RIGHTS

No holder of any class of capital stock of this corporation shall have a preemptive right to acquire unissued or treasury shares of any class of capital stock of this corporation, or securities convertible into such shares or carrying a right to subscribe or to acquire shares of any class of capital stock of this corporation.

 B. SHARE TRANSFER RESTRICTIONS

The corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The board of directors is hereby authorized on behalf of this corporation to exercise this corporation's right to impose such restrictions.

 C.  BOARD OF DIRECTORS

The number of directors shall be fixed in accordance with the bylaws.

 D.  INDEMNIFICATION

To the extent permitted by law, the corporation shall indemnify, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person as a result of actions reasonably taken by him at the direction of the corporation. The corporation further hereby indemnifies its directors, officers, agents, fiduciaries and employees against any claim, liability, or expense arising against or incurred by them in all other circumstances and to maintain insurance for such persons to the full extend permitted by law. Such indemnification shall inure to the benefit of the estates, heirs, devisees and personal representatives of such persons. For the purpose of these Amended Articles of Incorporation, the term official capacity when used with respect to any director, officer, agent, fiduciary or employee shall include service with the corporation or a parent, subsidiary or affiliate corporation or other entity.